Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter FY 2010 Earnings; Issues Guidance for FY 2011

SAN DIEGO--(BUSINESS WIRE)--November 22, 2010--Jack in the Box Inc. (NASDAQ: JACK) today reported net earnings of $4.0 million, or 7 cents per diluted share, for the fourth quarter ended Oct. 3, 2010, compared with earnings from continuing operations of $40.6 million, or 70 cents per diluted share, for the fourth quarter of fiscal 2009. Fiscal 2010 net earnings totaled $70.2 million, or $1.26 per diluted share, compared with earnings from continuing operations of $131.0 million, or $2.27 per diluted share, in fiscal 2009.

As previously announced, the company closed 40 Jack in the Box® company restaurants during the fourth quarter of fiscal 2010. In connection with the closures, the company recorded pre-tax charges totaling $28.0 million (included in “impairment and other charges, net” in the accompanying consolidated statements of earnings), which reduced diluted earnings per share by approximately 33 cents in fiscal 2010. These charges, as well as higher work opportunity tax credits and positive mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans, resulted in a tax benefit in the fourth quarter of 2010 versus a tax rate of 35.1 percent in the fourth quarter of 2009, and a 33.8 percent tax rate for fiscal 2010 compared with 37.7 percent in fiscal 2009.

The fourth quarter and fiscal year ended Oct. 3, 2010, included 13 weeks and 53 weeks, respectively, as compared to 12 weeks and 52 weeks in the fourth quarter and fiscal year ended Sept. 27, 2009, respectively. The company estimates that the extra week benefitted diluted earnings per share by approximately 3 cents in both the fourth quarter and fiscal 2010.

Increase (decrease) in same-store sales:

	13 Weeks Ended October 3, 2010	12 Weeks Ended September 27, 2009	53 Weeks Ended October 3, 2010	52 Weeks Ended September 27, 2009
Jack in the Box:
Company	(4.0%)	(6.0%)	(8.6%)	(1.2%)
Franchise	(2.8%)	(7.0%)	(7.8%)	(1.3%)
System	(3.3%)	(6.5%)	(8.2%)	(1.3%)
Qdoba System	5.6%	(3.1%)	2.8%	(2.3%)

Linda A. Lang, chairman, chief executive officer and president, said, “Jack in the Box company same-store sales declined 4.0 percent in the fourth quarter and continued to be impacted by high unemployment in our major markets for our key customer demographics. With that said, we believe the investments we have made around service consistency and making noticeable quality improvements to some of our signature products are beginning to resonate with our guests. We remain focused on enhancing the entire guest experience, including the substantial completion of our restaurant re-imaging program system-wide, which is targeted by the end of 2011. We believe these actions will increase the customer appeal of the Jack in the Box brand and provide a catalyst for sales growth when unemployment and consumer spending begin to improve.

“Qdoba’s same-store sales momentum continued in the fourth quarter with an increase of 5.6 percent, driven by our Craft 2™ menu and higher catering sales, as well as increased spending by consumers in the fast-casual segment,” Lang said.

Consolidated restaurant operating margin was 12.5 percent of sales in the fourth quarter of 2010, compared with 15.8 percent of sales in the year-ago quarter. The company estimates that sales deleverage negatively impacted margins by approximately 110 basis points in the fourth quarter of 2010. For fiscal 2010, consolidated restaurant operating margin was 14.1 percent of sales, consistent with the company’s expectations.

Food and packaging costs in the fourth quarter were 90 basis points higher than prior year. Overall commodity costs were approximately 3 percent higher in the quarter, driven primarily by higher beef, cheese and pork costs which were partially offset by lower costs for poultry, shortening and bakery products.

Payroll and employee benefits costs were 29.9 percent of restaurant sales versus 29.6 percent in the year-ago quarter. An increase in workers’ compensation and other insurance costs negatively impacted payroll and employee benefits costs by approximately 50 basis points as compared to prior year.

Occupancy and other costs increased 210 basis points in the fourth quarter due primarily to sales deleverage, higher depreciation resulting from the company’s ongoing restaurant re-image program, increased repairs and maintenance, and additional costs relating to guest service initiatives.

Franchise costs for the fourth quarter increased to 45.5 percent of franchise revenues from 40.8 percent last year due primarily to sales deleverage against fixed rental costs.

Beginning in the fourth quarter of fiscal 2010, “impairment and other charges, net,” have been reclassified from “selling, general and administrative (‘SG&A’) expenses” in the company’s consolidated statements of earnings. A schedule reflecting this additional disclosure for each quarter of fiscal years 2009 and 2010 is included in the supplemental information at the end of this press release.

SG&A expense for the fourth quarter increased by $3.8 million and was 10.8 percent of revenues compared with 10.6 percent last year. SG&A expense for fiscal 2010 decreased by $17.3 million and was 10.6 percent of revenues compared with 10.5 percent last year. The variances in SG&A were attributable primarily to the following:

  The 53rd week added approximately $3.6 million to SG&A in both the fourth quarter and fiscal 2010.
  Pension expense, which is non-cash in nature, increased by $4.7 million in the fourth quarter and by $17.6 million for fiscal 2010, due primarily to lower discount rates. Cash pension contributions for the full year were similar to last year. In September 2010, the company’s board of directors approved changes to the pension plan whereby participants will no longer accrue benefits after December 31, 2015.
  The company’s refranchising strategy and planned overhead reductions resulted in lower general and administrative costs of approximately $2.4 million for the fourth quarter and $14.8 million for the full year.
  Advertising costs were $1.4 million lower in the fourth quarter and $11.7 million lower in fiscal 2010, as the impact of refranchising and the decline in Jack in the Box same-store sales was partially offset by incremental spending during the third and fourth quarters.
  Incentive compensation declined by $2.2 million in the fourth quarter and $6.1 million in fiscal 2010.

  Insurance recoveries related to Hurricane Ike resulted in a $1.2 million benefit in the fourth quarter and a $4.2 million benefit in fiscal 2010.
  Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $2.1 million in the fourth quarter as compared to a positive impact of $2.6 million in last year’s fourth quarter, resulting in a year-over-year increase in SG&A of $0.5 million. For fiscal 2010, mark-to-market adjustments positively impacted SG&A by $2.7 million as compared to a negative impact of $0.3 million last year, resulting in a year-over-year decrease in SG&A of $3.0 million.

Gains on the sale of 108 company-operated Jack in the Box restaurants to franchisees totaled $18.9 million in the fourth quarter, or an average of $175,000. Total proceeds for the fourth quarter of 2010 related to refranchising were $37.2 million, or an average of $344,000 per restaurant. Fourth quarter transactions included the sale of an entire market with lower-than-average sales and cash flows. Excluding this transaction, average gains and proceeds for the fourth quarter were $352,000 and $510,000, respectively. The company provided $23.1 million in financing during the quarter for two of the six refranchising transactions, including the entire market sale discussed above, of which $18.7 million has been repaid thus far in the first quarter of 2011.

For fiscal 2010, gains on the sale of 219 company-operated restaurants to franchisees totaled $55.0 million, or approximately 65 cents per diluted share, compared with $78.6 million, or approximately 85 cents per diluted share in fiscal 2009 from the sale of 194 company-operated restaurants. Total proceeds for fiscal 2010 related to refranchising, including cash and notes receivable, were $92.0 million, or an average of $420,000 per restaurant.

“Refranchising is a critical element in transforming the company to a business model that is less capital intensive and not as susceptible to cost fluctuations,” Lang said. “Over the last five years, we have refranchised 680 restaurants and increased franchise ownership from 25 percent to nearly 57 percent of the system. We are ahead of our plan to achieve our goal to increase the percentage of franchise ownership in the Jack in the Box system to 70 to 80 percent by the end of fiscal year 2013.”

The company repurchased approximately 2,346,000 shares of its common stock in the fourth quarter of 2010 at an average price of $20.01 per share and approximately 4,914,000 shares of its common stock in fiscal 2010 at an average price of $19.71 per share. These repurchases completed the company’s stock-buyback program authorized by its board of directors in November 2007. In November 2010, the company’s board of directors authorized a $100 million stock-buyback program that expires in November 2011.

Capital expenditures decreased to $95.6 million in fiscal year 2010 versus expenditures of $153.5 million last year. Fiscal 2010 spending was lower than the company’s guidance of $125 to $135 million due to lower-than-anticipated costs for new restaurants, re-images and capital maintenance projects completed during the year, as well as lower construction-in-progress spending for new restaurants and re-images slated for completion in early 2011.

Restaurant openings

Fourteen new Jack in the Box restaurants opened in the fourth quarter, including 2 franchised locations, compared with 15 new restaurants opened system-wide during the same quarter last year, of which 7 were franchised. For the full year, 46 new Jack in the Box restaurants opened, including 16 franchised locations, compared with 64 new restaurants in fiscal 2009, 21 of which were franchised.

A key element of the company’s growth strategy is to expand the Jack in the Box brand into new markets. Earlier this month, the company opened the first of several restaurants planned in the Kansas City market.

In the fourth quarter, 13 Qdoba restaurants opened, including 6 franchised locations, versus 21 new restaurants in the year-ago quarter, 11 of which were franchised. For the full year, 36 Qdoba restaurants opened, including 21 franchised locations, compared with 62 new restaurants in fiscal 2009, 38 of which were franchised.

At Oct. 3, 2010, the company’s system total comprised 2,206 Jack in the Box restaurants, including 1,250 franchised locations, and 525 Qdoba restaurants, including 337 franchised locations.

Fourth quarter FY 2010 initiatives

The chain’s fourth-quarter advertising supported a value-priced combo meal featuring a new product, Jack’s Really Big Chicken Sandwich. The sandwich includes two breaded chicken patties, lettuce, tomato, bacon, cheese and mayo-onion sauce served on a jumbo bakery bun. The combo meal, which was priced at $3.99, featured the new sandwich, a small fountain drink and small order of seasoned curly fries.

In addition to this value promotion, a new premium product, the Pastrami Grilled Sandwich, debuted in late August. Made with hot pastrami, the item is a line extension of the brand’s popular Grilled Sandwich platform, which currently includes a Grilled Breakfast Sandwich, the Deli Trio and the Turkey, Bacon & Cheddar sandwiches, each served on grilled artisan bread.

To build upon the continued strength of its breakfast daypart, Jack in the Box expanded its breakfast menu during the quarter with a Breakfast Pita Pocket. The new Breakfast Pita Pocket, which features scrambled eggs, bacon, ham and American cheese stuffed in a pita made with whole grains, is served with a side of fire-roasted salsa and available in most markets for $2.69.

In addition to these value, premium and breakfast messages, media also featured the Raspberry Trio, which includes a Raspberry Real Fruit Smoothie, a Raspberry Shake made with real ice cream, and Raspberry Iced Tea.

During the fourth quarter, Jack in the Box implemented a comprehensive, system-wide program to improve guest service by delivering a more consistent dining experience. Along with evaluating restaurant performance via the chain’s Voice of Guest surveys, additional resources are being committed to more closely measure how restaurants are executing the key drivers of guest satisfaction.

Another driving factor of guest satisfaction is the restaurant environment. In the fourth quarter, 128 company and franchised restaurants were re-imaged with interior enhancements including new flooring, seating, lighting, wall coverings and other decorative treatments. At fiscal year end, nearly 68 percent of company restaurants – and more than 55 percent of the Jack in the Box system – featured all interior and exterior elements of the re-image program.

First quarter FY 2011 initiatives

In addition to increasing the restaurants’ focus on guest service, Jack in the Box is making noticeable, quality improvements to several of the chain’s signature products. Jack’s iconic tacos are among the chain’s top-selling favorites that were recently enhanced. To promote the improved tacos, last Tuesday from 2 p.m. to midnight, Jack in the Box gave away two free tacos to guests upon request.

Along with promoting premium products in its advertising, like the Pastrami Grilled Sandwich, Jack in the Box is also emphasizing value in its first-quarter media messages. In early October, Jack in the Box introduced a value promotion offering guests two Croissant Sandwiches for just $3. Jack in the Box offers three varieties of Croissant Sandwiches: Sausage, Extreme Sausage and Supreme, the latter of which includes new hickory-smoked bacon.

Jack in the Box launched a second value promotion last week featuring the double-patty Bonus Jack®, a popular guest favorite from the 1970s. For a limited time, the Bonus Jack is available in a combo meal with a small order of fries and small drink for just $3.99.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the first quarter ending Jan. 23, 2011, and the fiscal year ending Oct. 2, 2011. Fiscal 2011 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters. Fiscal 2010 was a 53-week year, with the additional week occurring in the fourth quarter.

First quarter fiscal year 2011 guidance

  Same-store sales are expected to range from down 1 percent to up 1 percent at Jack in the Box company restaurants versus an 11.1 percent decrease in the year-ago quarter.
  Same-store sales are expected to increase approximately 4 to 6 percent at Qdoba system restaurants versus a 1.7 percent decrease in the year-ago quarter.

Fiscal year 2011 guidance

  Same-store sales are expected to range from down 2 percent to up 2 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 2 to 4 percent at Qdoba system restaurants.
  Overall commodity costs are expected to increase by 1 to 2 percent for the full year, with higher inflation in the first half of the fiscal year.
  Restaurant operating margin for the full year is expected to range from 14.0 to 14.5 percent, depending on same-store sales and commodity inflation.
  30 to 35 new Jack in the Box restaurants, including approximately 25 company locations.
  50 to 60 new Qdoba restaurants, including approximately 25 company locations.
  $55 to $65 million in gains on the sale of 175 to 225 Jack in the Box restaurants to franchisees, with $85 to $95 million in total proceeds resulting from the sales.

  Capital expenditures of $135 to $145 million, including the carryover of projects from fiscal 2010. Following the planned completion of the Jack in the Box re-image program, annual capital expenditures are anticipated to be approximately $110 million or less.
  SG&A expense in the mid-10 percent range, excluding impairment and other charges.
  Tax rate of approximately 37 to 38 percent.
  Diluted earnings per share of $1.41 to $1.68, with the range reflecting uncertainty in the timing of anticipated refranchising transactions as well as same-store sales volatility. Gains from refranchising are expected to contribute from $0.66 to $0.78 to diluted earnings per share, as compared to $0.65 in fiscal 2010. Operating earnings per share, which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, are expected to range from $0.75 to $0.90 per diluted share. Diluted earnings per share includes approximately $0.10 to $0.12 of incremental re-image incentive payments to franchisees in fiscal 2011 as compared to fiscal 2010.

Conference call

The company will host a conference call for financial analysts and investors on Tuesday, November 23, 2010, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:00 a.m. PT on November 23.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 19 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 43 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, unemployment and trends in consumer spending patterns. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

Revenues:
Company restaurant sales	$391,989	$421,281	$1,668,527	$1,975,842
Distribution sales	108,558	70,618	397,977	302,135
Franchise revenues	62,666	48,391	231,027	193,119
	563,213	540,290	2,297,531	2,471,096
Company restaurant costs:
Food and packaging	126,328	131,704	530,613	639,916
Payroll and employee benefits	117,127	124,866	505,138	587,551
Occupancy and other	99,644	98,297	398,066	428,979
Total company restaurant costs	343,099	354,867	1,433,817	1,656,446
Distribution costs	108,776	70,864	399,707	300,934
Franchise costs	28,535	19,763	104,845	78,414
Selling, general and administrative expenses	60,902	57,132	243,353	260,662
Impairment and other charges, net	35,653	5,323	48,887	22,014
Gains on the sale of company-operated restaurants, net	(18,934)	(34,322)	(54,988)	(78,642)
	558,031	473,627	2,175,621	2,239,828

Earnings from operations	5,182	66,663	121,910	231,268

Interest expense, net	4,165	4,095	15,894	20,767

Earnings from continuing operations and before income taxes	1,017	62,568	106,016	210,501

Income taxes	(3,024)	21,951	35,806	79,455

Earnings from continuing operations	4,041	40,617	70,210	131,046

Earnings (losses) from discontinued operations, net	-	(25)	-	(12,638)
Net earnings	$4,041	$40,592	$70,210	$118,408

Net earnings per share - basic:
Earnings from continuing operations	$0.08	$0.71	$1.27	$2.31
Earnings (losses) from discontinued operations, net	-	-	-	(0.23)
Net earnings per share	$0.08	$0.71	$1.27	$2.08

Net earnings per share - diluted:
Earnings from continuing operations	$0.07	$0.70	$1.26	$2.27
Earnings (losses) from discontinued operations, net	-	-	-	(0.22)
Net earnings per share	$0.07	$0.70	$1.26	$2.05

Weighted-average shares outstanding:
Basic	53,836	57,016	55,070	56,795
Diluted	54,579	57,864	55,843	57,733

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	October 3,	September 27,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$10,607	$53,002
Accounts and other receivables, net	81,150	49,036
Inventories	37,391	37,675
Prepaid expenses	33,563	8,958
Deferred income taxes	46,185	44,614
Assets held for sale	59,897	99,612
Other current assets	6,129	7,152
Total current assets	274,922	300,049

Property and equipment, at cost:
Land	101,206	101,576
Buildings	965,312	936,351
Restaurant and other equipment	437,547	506,185
Construction in progress	58,664	58,135
	1,562,729	1,602,247
Less accumulated depreciation and amortization	(684,690)	(665,957)
Property and equipment, net	878,039	936,290

Intangible assets, net	17,986	18,434
Goodwill	85,041	85,843
Other assets, net	151,104	115,294
	$1,407,092	$1,455,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$13,781	$67,977
Accounts payable	101,216	63,620
Accrued liabilities	168,186	206,100
Total current liabilities	283,183	337,697

Long-term debt, net of current maturities	352,630	357,270

Other long-term liabilities	250,440	234,190

Deferred income taxes	376	2,264

Stockholders’ equity:
Preferred stock $.01 par value, 15,000,000 shares authorized, none issued	-	-
Common stock $.01 par value, 175,000,000 shares authorized, 74,461,632 and 73,987,070 issued, respectively	745	740
Capital in excess of par value	187,544	169,440
Retained earnings	982,420	912,210
Accumulated other comprehensive loss, net	(78,787)	(83,442)
Treasury stock, at cost, 21,640,400 and 16,726,032 shares, respectively	(571,459)	(474,459)
Total stockholders' equity	520,463	524,489
	$1,407,092	$1,455,910

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Fiscal Year
	2010	2009	2008

Cash flows from operating activities:
Net earnings	$70,210	$118,408	$119,279
Losses (earnings) from discontinued operations, net	-	12,638	(1,070)
Net earnings from continuing operations	70,210	131,046	118,209
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	101,514	100,830	96,943
Deferred finance cost amortization	1,658	1,461	1,462
Deferred income taxes	(27,554)	(15,331)	6,643
Share-based compensation expense	10,605	9,341	10,566
Pension and postretirement expense	29,140	12,243	14,433
Losses (gains) on cash surrender value of company-owned life insurance	(6,199)	1,910	8,172
Gains on the sale of company-operated restaurants, net	(54,988)	(78,642)	(66,349)
Gains on the acquisition of franchise-operated restaurants	-	(958)	-
Losses on the disposition of property and equipment, net	10,757	11,418	17,373
Impairment charges and other	12,970	6,586	3,507
Loss on early retirement of debt	513	-	-
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(8,174)	3,519	(9,172)
Inventories	284	7,596	(4,452)
Prepaid expenses and other current assets	(22,967)	11,496	7,026
Accounts payable	(2,219)	(14,975)	4,167
Pension and postretirement contributions	(24,072)	(26,233)	(25,012)
Other	(27,440)	(13,983)	(16,481)
Cash flows provided by operating activities from continuing operations	64,038	147,324	167,035
Cash flows provided by (used in) operating activities from discontinued operations	(2,172)	1,426	5,349
Cash flows provided by operating activities	61,866	148,750	172,384

Cash flows from investing activities:
Purchases of property and equipment	(95,610)	(153,500)	(178,605)
Proceeds from the sale of company-operated restaurants	66,152	94,927	57,117
Proceeds from (purchases of) assets held for sale and leaseback, net	45,348	(36,824)	(14,003)
Collections on notes receivable	8,322	31,539	7,942
Acquisition of franchise-operated restaurants	(8,115)	(6,760)	-
Other	3,076	(989)	(4,857)

Cash flows provided by (used in) investing activities from continuing operations	19,173	(71,607)	(132,406)
Cash flows provided by (used in) investing activities from discontinued operations	-	30,648	(1,964)
Cash flows provided by (used in) investing activities	19,173	(40,959)	(134,370)
Cash flows from financing activities:
Borrowings on revolving credit facility	881,000	541,000	650,000
Repayments of borrowings on revolving credit facility	(721,000)	(632,000)	(559,000)
Proceeds from issuance of debt	200,000	-	-
Principal repayments on debt	(418,836)	(2,334)	(5,722)
Debt issuance costs	(9,548)	-	-
Proceeds from issuance of common stock	5,186	4,574	8,642
Repurchase of common stock	(97,000)	-	(100,000)
Excess tax benefits from share-based compensation arrangements	2,037	664	3,346
Change in book overdraft	34,727	(14,577)	(3,098)
Cash flows used in financing activities	(123,434)	(102,673)	(5,832)

Net increase (decrease) in cash and cash equivalents	(42,395)	5,118	32,182
Cash and cash equivalents at beginning of period	53,002	47,884	15,702
Cash and cash equivalents at end of period	$10,607	$53,002	$47,884

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table sets forth, unless otherwise indicated, the percentage relationship to total revenues of certain items included in our condensed consolidated statements of earnings. Percentages may not add due to rounding.

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009
Statement of Earnings Data:
Revenues:
Company restaurant sales	69.6%	78.0%	72.6%	80.0%
Distribution sales	19.3%	13.1%	17.3%	12.2%
Franchise revenues	11.1%	9.0%	10.1%	7.8%
Total revenues	100.0%	100.0%	100.0%	100.0%

Food and packaging (1)	32.2%	31.3%	31.8%	32.4%
Payroll and employee benefits (1)	29.9%	29.6%	30.3%	29.7%
Occupancy and other (1)	25.4%	23.3%	23.9%	21.7%
Total company restaurant costs (1)	87.5%	84.2%	85.9%	83.8%
Distribution costs (1)	100.2%	100.3%	100.4%	99.6%
Franchise costs (1)	45.5%	40.8%	45.4%	40.6%
Selling, general and administrative expenses	10.8%	10.6%	10.6%	10.5%
Impairment and other charges, net	6.3%	1.0%	2.1%	0.9%
Gains on the sale of company-operated restaurants, net	(3.4)%	(6.4)%	(2.4)%	(3.2)%
Earnings from operations	0.9%	12.3%	5.3%	9.4%

Income tax rate (2)	(297.3)%	35.1%	33.8%	37.7%

(1) As a percentage of the related sales and/or revenues
(2) As a percentage of earnings from continuing operations and before income taxes.

Beginning in the fourth quarter of fiscal 2010, we have separated impairment and other charges, net from selling, general and administrative expenses (“SG&A”) in our consolidated statements of earnings. SG&A and Impairment and other charges, net for each quarter of fiscal years 2010 and 2009 were as follows:

	16 Weeks Ended		12 Weeks Ended				13 Weeks Ended
Fiscal Year 2010	Jan. 17, 2010		Apr. 11, 2010		July 4, 2010		Oct. 3, 2010
Selling, general and administrative expenses	$70,678	10.4%	$54,742	10.3%	$57,031	10.9%	$60,902	10.8%
Impairment and other charges, net	$2,679	0.4%	$3,452	0.7%	$7,103	1.4%	$35,653	6.3%

	16 Weeks Ended		12 Weeks Ended
Fiscal Year 2009	Jan. 18, 2009		Apr. 12, 2009		July 5, 2009		Sept. 27, 2009
Selling, general and administrative expenses	$84,876	10.9%	$61,082	10.6%	$57,572	10.0%	$57,132	10.6%
Impairment and other charges, net	$5,903	0.8%	$5,827	1.0%	$4,961	0.9%	$5,323	1.0%

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table summarizes the changes in the number of Jack in the Box and Qdoba company-operated and franchised restaurants:

	Year Ended October 3, 2010			Year Ended September 27, 2009
	Company	Franchised	Total	Company	Franchised	Total
Jack in the Box:
Beginning of period	1,190	1,022	2,212	1,346	812	2,158
New	30	16	46	43	21	64
Acquired from franchisees	1	(1)	-	1	(1)	-
Refranchised	(219)	219	-	(194)	194	-
Closed	(46)	(6)	(52)	(6)	(4)	(10)
End of period	956	1,250	2,206	1,190	1,022	2,212
% of system	43%	57%	100%	54%	46%	100%
Qdoba:
Beginning of period	157	353	510	111	343	454
New	15	21	36	24	38	62
Acquired from franchisees	16	(16)	-	22	(22)	-
Closed	-	(21)	(21)	-	(6)	(6)
End of period	188	337	525	157	353	510
% of system	36%	64%	100%	31%	69%	100%

Consolidated:
Total system	1,144	1,587	2,731	1,347	1,375	2,722
% of system	42%	58%	100%	49%	51%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291